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                                                                 Exhibit 10.4

                         Amendments to ThrustMaster, Inc.
                              1994 Stock Option Plan

The following amendments to the ThrustMaster, Inc. 1994 Stock Option Plan (the "Plan") were adopted January 23, 1998:

     1.   Section 2 of the Plan is amended to read as follows:

               This Plan shall be administered by the Board of Directors of the Company (the "Board") or a committee (the "Committee") appointed by and consisting of two or more members of the Board. So long as the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Board shall consider in selecting the Committee the provisions regarding (a) "nonemployee directors" as contemplated by Rule 16b-3 under the Exchange Act and
          (b) "outside directors" as contemplated by Section 162(m) under the Internal Revenue Code of 1986, as amended (the "Code"). The Committee shall have the powers and authority vested in the Board hereunder (including the power and authority to interpret any provision of this Plan or of any Option). The members of any such Committee shall serve at the pleasure of the Board. A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully effective as if it had been taken at a meeting. The Board, or any committee thereof appointed to administer the Plan, is referred to herein as the "Plan Administrator."

     2. The following sentence is added to Section 4 of the Plan immediately following the first sentence of Section 4:

          Options for no more than 50,000 shares may be granted to any individual participant in the Plan in the aggregate in any one fiscal year of the Company, except that the Company may make additional


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          one-time grants of up to 100,000 shares to newly hired participants in the Plan, such limitation to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under 162(m) of the Code.

     3.   The following paragraph is added to Section 5(i) of the Plan:

               With respect to options granted after January 22, 1998, the exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid in cash or by check or, unless the Plan Administrator in its sole discretion determines otherwise, either at the time the Option is granted or at any time before it is exercised, a combination of cash and/or check (if any) and one or both of the following alternative forms: (a) tendering (either actually or, if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) Common Stock already owned by the Optionee for at least six months (or any shorter period necessary to avoid a charge to the Company's earnings for financial reporting purposes) having a Fair Market Value on the day prior to the exercise date equal to the aggregate Option exercise price or (b) if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, delivery of a properly executed exercise notice, together with irrevocable instructions, to (i) a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise and (ii) the Company to deliver the certificates for such purchased shares directly to such brokerage firm, all in accordance with the regulations of the Federal Reserve Board. In addition, the exercise price for shares purchased under an Option may be paid, either singly or in combination with one or more of the alternative forms of payment authorized by this Section 5(i), by such other consideration as the Plan Administrator may permit.

     4. The following phrase is added to the first sentence of Section 5(h) of the Plan: "with respect to grants of options occurring prior to January 23, 1998."

     5.   The following sentence is added to paragraph 5(k) of the Plan:


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               Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Code, the Committee, in its sole discretion, may permit such assignment or transfer and may permit a holder of Options to designate a beneficiary who may exercise the Options; provided, however, that the Options so assigned or transferred shall be subject to all the same terms and conditions contained in the instrument evidencing the Option.

     6.        Section 11 of the Plan is amended to read as follows:

                    The Plan Administrator may, at any time, modify, amend
               or terminate this Plan and Options granted under this Plan, including, without limitation, such modifications or amendments as are necessary to maintain compliance with applicable statutes, rules or regulations; provided, however, that no amendment with respect to an outstanding Option shall be made over the objection of the Optionee thereof. Without limiting the generality of the foregoing, the Plan Administrator may modify grants to persons who are eligible to receive Options under this Plan who are foreign nationals or employed outside the United States to recognize differences in local law, tax policy or custom.